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                                                                   EXHIBIT 99.14

                              i2 TECHNOLOGIES, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                   SMART 1996 STOCK OPTION/STOCK ISSUANCE PLAN



OPTIONEE:  ((Employee))

         STOCK OPTION ASSUMPTION AGREEMENT effective as of the 15th day of July, 1999 by i2 Technologies, Inc., a Delaware corporation ("i2").

         WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Sales Marketing Administration Research Tracking Technologies, Inc., a Delaware corporation ("SMART"), which were granted to Optionee under the SMART 1996 Stock Option/Stock Issuance Plan (the "Plan") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

         WHEREAS, SMART has been acquired by i2 through the merger of SMART with and into i2 (the "Merger") pursuant to the Agreement and Plan of Merger and Reorganization, by and between i2 and SMART (the "Reorganization Agreement").

         WHEREAS, the provisions of the Reorganization Agreement require i2 to assume all obligations of SMART under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

         WHEREAS, pursuant to the provisions of the Reorganization Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.75081 of a share of i2 common stock ("i2 Stock") for each outstanding share of SMART common stock ("SMART Stock").

         WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by i2 in connection with the Merger.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The number of shares of SMART Stock subject to the options held by Optionee immediately prior to the Effective Time (the "SMART Options") and the exercise price payable per share are set forth in Exhibit A hereto. i2 hereby assumes, as of the Effective Time, all the duties and obligations of SMART under each of the SMART Options. In connection with such assumption, the number of shares of i2 Stock purchasable under each SMART Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of i2 Stock subject to each SMART Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted



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exercise price payable per share of i2 Stock under the assumed SMART Option shall also be as indicated for that option in attached Exhibit A.

         2. The intent of the foregoing adjustments to each assumed SMART Option is to assure that the spread between the aggregate fair market value of the shares of i2 Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the SMART Stock subject to the SMART Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the SMART Option immediately prior to the Merger.

         3. The following provisions shall govern each SMART Option hereby assumed by i2:

                  (a) Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement) (i) to the "Corporation" shall mean i2,
         (ii) to "Common Stock" shall mean shares of i2 Stock, (iii) to the "Board" shall mean the Board of Directors of i2 and (iv) to the "Committee" shall mean the Compensation Committee of the i2 Board of Directors.

                  (b) The grant date and the expiration date of each assumed SMART Option and all other provisions which govern either the exercise or the termination of the assumed SMART Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase i2 Stock.

                  (c) Pursuant to the terms of the Option Agreement, your options assumed by i2 in connection with the transaction will NOT vest or become exercisable on an accelerated basis as a result of the Merger. Each SMART Option shall be assumed by i2 as of the Effective Time. Each such assumed SMART Option shall thereafter continue to vest for any remaining unvested shares of i2 Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                  (d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of SMART, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to i2 or any present or future i2 subsidiary.


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         Accordingly, the provisions of the Option Agreement governing the termination of the assumed SMART Options upon Optionee's cessation of service as an employee or a consultant of SMART shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with i2 and its subsidiaries, and each assumed SMART Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of i2 and its subsidiaries.

                  (e) The adjusted exercise price payable for the i2 Stock subject to each assumed SMART Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of i2 Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as SMART Stock prior to the Merger shall be taken into account.

                  (f) In order to exercise each assumed SMART Option, Optionee must deliver to i2 a written notice of exercise in which the number of shares of i2 Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of i2 Stock and should be delivered to i2 at the following address:

                         i2 Technologies, Inc.
                         909 E. Las Colinas Blvd., 16th Floor
                         Irving, Texas 75039
                         Attention:  Option Plan Administrator

         4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



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         IN WITNESS WHEREOF, i2 Technologies, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the __ day of ______________, 1999.




                                             i2 TECHNOLOGIES, INC.


                                             By:
                                                --------------------------------




                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her SMART Options hereby assumed by i2 are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.



                                             -----------------------------------
                                             ((EMPLOYEE)), OPTIONEE



DATED:                   , 1999
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                                    EXHIBIT A

                                  ((OPTIONEE))

                   Optionee's Outstanding Options to Purchase
           Shares of Sales Marketing Administration Research Tracking
                               Technologies, Inc.
                            Common Stock (Pre-Merger)
                                       and
                Optionee's Outstanding Options to Purchase Shares
                            of i2 Technologies, Inc.
                           Common Stock (Post-Merger)




     Grant               Pre-Merger                 Pre-Merger                Post-Merger               Post-Merger
      Date           Outstanding Options          Exercise Price           Outstanding Options         Exercise Price
      ----           -------------------          --------------           -------------------         --------------
   ((Granted))            ((Outst))                ((Ex_Price_))             ((Outstanding))            ((Ex_Price_1))




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